Registration No. 333-33802

As filed with the Securities and Exchange Commission on May 4, 2000
===============================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------


                             AMENDMENT NUMBER 1 TO
                                    FORM S-3


                             Registration Statement
                                      under
                           the Securities Act of 1933
                            -------------------------

                          UNITED COMMUNITY BANKS, INC.
             (Exact name of Registrant as specified in its charter)
                            -------------------------

            Georgia                                6712                           58-1807304
(State or other jurisdiction of        (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)         Classification Code Number)          Identification Number)

                               Post Office Box 398
                                 63 Highway 515
                           Blairsville, Georgia 30512
                                 (706) 745-2151
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mr. Christopher J. Bledsoe
                             Chief Financial Officer
                          United Community Banks, Inc.
                               Post Office Box 398
                                 63 Highway 515
                           Blairsville, Georgia 30512
                                 (706) 745-2151
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                             F. Sheffield Hale, Esq.
                             Kilpatrick Stockton LLP
                                   Suite 2800
                              1100 Peachtree Street
                             Atlanta, Georgia 30309
                                 (404) 815-6500

         Approximate date of commencement of the proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. / /


                                            CALCULATION OF REGISTRATION FEE

==================================================================================================================-
                                                               Proposed           Proposed          Amount
Title of Each Class of                    Proposed Maximum     Minimum             Maximum            of
Securities to be          Amount to be     Offering Price      Aggregate          Aggregate       Registration
Registered               Registered <F1>     Per Share       Offering Price     Offering Price        Fee
----------------------- ----------------- ----------------- ----------------- ------------------ --------------


Common stock, par           450,000            $38.00         $13,300,000        $17,100,000         <F2>
value $1.00 per share
======================= ================= ================= ================= ================== ===================

<F1> Estimated solely for the purpose of computing the registration fee
<F2> Previously paid in connection with this Registration Statement.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                          UNITED COMMUNITY BANKS, INC.
   A Minimum of 350,000 Shares and a Maximum of 450,000 Shares of Common Stock

                                   ----------

         United Community Banks, Inc. hereby offers for sale a minimum of 350,000 shares and a maximum of 450,000 shares of our common stock at a price of $38.00 per share. In the State of Georgia, the common stock offered hereby will be sold by certain of our executive officers, and no commissions will be paid on such sales. To comply with securities requirements of the State of North Carolina, we have engaged Wachovia Securities, Inc. to act as a broker-dealer for our account in effecting offers and sales of our common stock to investors in North Carolina. Wachovia Securities will receive a fee of $40,000 for these services. Subscription proceeds for 350,000 shares must be deposited in an interest bearing account with SunTrust Bank by the date that is 30 days from the date of this prospectus unless extended to the date that is up to 90 days from the date of this prospectus, or the offering will terminate and subscription funds will be returned to subscribers.


         The shares of common stock are being offered first to existing shareholders for a period commencing on the date of this prospectus and ending on the close of business on May 22, 2000. We may, in our discretion, allow shareholders to elect to have entities related to such shareholders, such as qualified retirement plans, purchase our common stock if permitted by, and subject to the terms and conditions of, such qualified retirement plans. Thereafter, the common stock offered hereby that has not been subscribed will be offered to members of the general public who are residents of the States of Georgia, North Carolina, and Tennessee and to existing shareholders. See "The Offering."


          Our common stock is not traded on the Nasdaq National Market System or any national securities exchange; therefore, there is no established public market for the common stock. The offering price of $38.00 per share of common stock was determined by our Board of Directors. For information relating to the factors considered in determining the offering price to the public, see "Determination of Offering Price."

                                   ----------
             See "Risk Factors" for a discussion of certain factors
          that should be considered in connection with an investment in the securities offered hereby.
                                   ----------

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------
          The securities offered hereby are not savings or deposit accounts or other obligations of a bank, and they are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other government agency.

==================================================================================================================================
                                                  Price to Public    Underwriting Discounts and         Proceeds to United <F1>
                                                                             Commissions
----------------------------------------------------------------------------------------------------------------------------------
Per Share of Common Stock......................       $38.00                     <F2>                           $38.00
Minimum........................................   Not applicable                 <F2>                        $13,260,000
Maximum........................................   Not applicable                 <F2>                        $17,060,000
==================================================================================================================================


<F1>     Before  deducting  expenses  payable by us,  estimated  at $80,250  but including the $40,000 payable to Wachovia Securities as provided in footnote 2.


<F2>     Wachovia  Securities,  Inc. will receive a fee of $40,000 for effecting sales of common stock on our behalf in the State of North Carolina.


                 The date of this prospectus is May 8, 2000.

                               Prospectus Summary

      The following summary is qualified in its entirety by the more detailed information and financial statements, and the notes related thereto, appearing elsewhere in this prospectus.

                                   The Company

      United Community Banks, Inc. is a registered bank holding company based in Blairsville, Georgia, which commenced operations in 1988 by acquiring 100% of the outstanding stock of Union County Bank, now known as United Community Bank. All of our activities are currently conducted by our wholly-owned subsidiaries:

         o        United  Community  Bank,  Blairsville,  Georgia,  organized in
                  1950;

         o        Carolina Community Bank, Murphy,  North Carolina,  acquired in
                  1990

         o        Peoples Bank, Blue Ridge, Georgia, acquired in 1992;

         o        Towns County Bank, Hiawassee, Georgia, acquired in 1992;

         o        White County Bank, Cleveland, Georgia, acquired in 1995;

         o        First Clayton Bank and Trust,  Clayton,  Georgia,  acquired in
                  1997;

         o        Bank of Adairsville,  Adairsville,  Georgia, acquired in 1999;
                  and

         o        1st Floyd Bank, Rome, Georgia, acquired in 1999.

      We operate two consumer finance companies: United Family Finance Co., which operates two offices in Georgia, and United Family Finance Co. of North Carolina, which operates two offices in North Carolina. The Mortgage People Company, a division of United Community Bank, is a full-service retail mortgage lending operation approved as a seller/servicer for Federal National Mortgage Association and Federal Home Mortgage Corporation. In addition, we own an insurance agency, United Agencies, Inc.

      At December 31, 1999, we had total consolidated assets of approximately $2.1 billion, total loans of approximately $1.4 billion, total deposits of approximately $1.6 billion, and shareholders' equity of approximately $96.3 million.

Recent Developments


      On March 3, 2000, we entered into an agreement to acquire North Point Bancshares, Inc., Dawsonville, Georgia, in exchange for 958,211 shares of our common stock. As of December 31, 1999, North Point had $106.3 million in total consolidated assets, $96.6 million of total deposits, and $9.2 million of total shareholders' equity.

      On March 3, 2000, we entered into an agreement to acquire Independent Bancshares, Inc., Powder Springs, Georgia, in exchange for 870,598 shares of our common stock. As of December 31, 1999, Independent had $145.1 million in total assets, $123.4 million of total deposits, and $13.1 million of total shareholders' equity.



      At our shareholders' meeting to be held in the second quarter of 2000, our shareholders will be asked to approve an increase in our authorized common stock from 10,000,000 shares to 50,000,000 shares to provide sufficient shares to issue in the North Point and Independent acquisitions. The closings of these acquisitions are conditioned upon our shareholders' approval of the increase in common stock. We have sufficient shares of common stock currently available to issue to subscribers in this offering.

      Our executive offices are located at 63 Highway 515, Blairsville, Georgia 30512, and our telephone number is (706) 745-2151.

                                  The Offering

Common Stock

   Common stock offered....................................    A minimum of 350,000 shares and a maximum of
                                                               450,000 shares.


   Common stock deemed outstanding before the
        offering ..........................................    8,442,990 shares as of May 1, 2000, including
                                                               140,000 shares deemed outstanding pursuant to our
                                                               debentures that are due December 31, 2006, and
                                                               presently exercisable options to acquire 267,122
                                                               shares issued pursuant to the our stock option
                                                               plan.

   Common stock deemed outstanding after the
        offering...........................................    8,892,990 shares (including shares underlying the
                                                               outstanding debentures and options and assuming
                                                               that 450,000 shares are sold in this offering).


Use of Proceeds............................................    To provide capital for our subsidiary banks and
                                                               for other corporate purposes.  See "Use of
                                                               Proceeds."


How to Subscribe...........................................    See page 6 for instructions on subscribing for
                                                               common stock.

                                                 United Community Banks, Inc.
                                          Summary Consolidated Financial Information
                                            (In thousands, except per share data)

                                                                                   December 31,
                                                     -----------------------------------------------------------------------
                                                         1999           1998           1997            1996           1995
                                                         ----           ----           ----            ----           ----
Balance Sheet Data
   Total assets .................................     $2,131,440      $1,591,399      $1,216,693      $926,844      $738,651
   Loans, gross .................................      1,400,360       1,061,165         872,499       662,245       489,260
   Deposits .....................................      1,649,392       1,238,323       1,033,756       809,149       660,146
   Trust preferred securities ...................         21,000          21,000               0             0             0
   Convertible subordinated debentures ..........          3,500           3,500           3,500         3,500         3,500
   Long term debt ...............................        222,255         143,771          31,575        33,515        15,810
   Stockholders' equity .........................     $   96,270          93,836          80,086        62,357        53,126

Income Statement Data
   Net interest income ..........................     $   67,974          56,210          45,718        35,461        26,076
   Provision for loan losses ....................          5,104           2,612           2,814         1,751         1,128
   Non-interest income ..........................         10,836           9,129           7,200         5,866         4,698
   Non-interest expense .........................         54,165          43,964          34,063        26,341        20,165
   Income taxes .................................          5,893           5,990           4,987         4,180         2,634
   Net income ...................................     $   13,648          12,773          11,054         9,055         6,847

Per Share Data
   Book value<F1>................................     $    11.98           11.72           10.15          8.21          7.13
   Basic net income .............................           1.70            1.60            1.42          1.22          0.99
   Diluted net income ...........................           1.66            1.57            1.40          1.20          0.97
   Cash dividends declared ......................     $     0.20            0.15            0.10          0.10          0.08
   Weighted average outstanding shares ..........          8,020           7,973           7,810         7,399         6,919

Ratios
   Return on average assets .....................           0.72%           0.94%           1.03%         1.11%         1.08%
   Return on average stockholders' equity .......          14.33%          14.84%          15.54%        15.64%        15.06%
   Net interest margin, taxable equivalent ......           3.98%           4.60%           4.66%         4.86%         4.65%
   Average stockholders' equity to average assets           5.02%           6.35%           6.60%         7.08%         7.20%

Excluding merger-related charges<F2>
   Net income ...................................     $   14,803          12,773          11,054         9,055         6,847
   Basic net income per share ...................           1.85            1.60            1.42          1.22          0.99
   Diluted net income per share..................     $     1.80            1.57            1.40          1.20          0.97
   Return on average assets .....................           0.78%           0.94%           1.03%         1.11%         1.08%
   Return on average stockholders' equity .......          15.54%          14.84%          15.54%        15.64%        15.06%

--------------

<F1> Represents shareholders' equity divided by the number of outstanding shares at period end.

<F2> Amounts and ratios exclude the impact of merger-related charges recorded in
1999 totaling $1.2 million, net of tax, in connection with the merger of United Community Banks, Inc. and 1st Floyd Bankshares, Inc.

                                             3

                                  Risk Factors

         INVESTORS  SHOULD  CAREFULLY  CONSIDER THE FOLLOWING  RISK FACTORS,  IN
ADDITION  TO  THE  OTHER  INFORMATION  CONTAINED  IN  THIS  PROSPECTUS,   BEFORE
PURCHASING ANY OF THE SECURITIES OFFERED HEREBY.

ARBITRARILY DETERMINED PUBLIC OFFERING PRICE MAY BE HIGHER THAN THE MARKET PRICE OF THE COMMON STOCK AFTER THE OFFERING

         You may not be able to resell the common stock for the offering price or for any other amount because we arbitrarily determined the offering price. Our common stock is not traded on the Nasdaq Stock Market or a national securities exchange; therefore, we could not set the public offering price with reference to historical measures of our common stock's price performance in an active trading market. We did not retain an independent investment banking firm to assist in determining the offering price.

         Please note that these securities are not bank accounts or deposits nor are they insured by the FDIC or any other state or federal agency.

An active trading market may not develop

         Your purchase of our common stock may not be a liquid investment because no public trading market currently exists for our common stock. We are currently considering listing our stock on the Nasdaq Stock Market. There can be no assurance as to when, if ever, the stock will be listed. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock. Wachovia Securities has not undertaken to, and will not, make a market in our common stock following the offering and we are not aware of anyone who intends to make a market in our common stock. Factors such as the limited size of the offering and the fact that our common stock will not be listed mean that an active and liquid market for our common stock probably will not develop in the near future. If a trading market does develop, it may not continue and you may not be able to sell your shares at or above the price at which these shares are being offered to the public.

         The shares of common stock offered hereby will not be subject to any specific restrictions on transfer (with the exception of securities purchased by our directors, officers, and other affiliates) and will be freely transferable immediately upon issuance.

Changes in interest rates may adversely affect our business


         Changes in net interest  income.  Our  profitability  is  significantly
         -------------------------------
dependent on net interest income, which is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

         Changes in the yield curve. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income.

                          Forward-Looking Statements

         This   prospectus   contains   statements   about  future   events  and
expectations which are characterized as forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in "Risk Factors" and in other sections of this prospectus. The words believe, may, will, should, anticipate, estimate, expect, intend, objective, seek, strive, or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

                                 The Offering


         We are offering for sale to the public a minimum of 350,000 shares and a maximum of 450,000 shares of common stock at a price of $38.00 per share. In the States of Georgia and Tennessee, the common stock offered hereby will be sold by certain of our executive officers, and no commission will be paid on such sales. To comply with securities requirements of the State of North Carolina, we have engaged Wachovia Securities, Inc., pursuant to the terms of a broker-dealer agreement dated March 31, 2000, to act as a broker-dealer for our account in effecting offers and sales of the common stock to investors in North Carolina at the public offering price. Wachovia Securities has no obligation to purchase any of the common stock. At the closing of the offering, Wachovia Securities will receive a fee of $40,000 for its services. Whether or not the offering is completed, we will a;sp reo,birse Wachovia Securities for its reasonable fees and expenses. We will indemnify Wachovia against certain liabilities, including civil liabilities under the Securities Act of 1933.

      A minimum of 350,000 shares must be sold in the offering, or it will be terminated. The offering will terminate on June 5, 2000, subject to termination at an earlier date upon acceptance of subscriptions for all of the securities offered hereby or to extension for an additional period or periods up to 90 days from the date of this prospectus at our sole discretion. On the offering termination date, subscription funds will be returned to subscribers if 350,000 shares have not been subscribed, and we will receive all interest earned on any funds held by SunTrust Bank as escrow agent. Our officers will receive no compensation for selling the shares of common stock, but they will be reimbursed for reasonable expenses incurred by them in connection with the offering, such as travel, telephone, and similar expenses. Our affiliates who purchase shares in the offering have committed to purchase those shares for investment purposes.


How To Subscribe


         The shares of common stock offered hereby will be first offered to current holders of our common stock in proportion to the amount of common stock owned by each on the date of this prospectus. No later than the close of business on May 22, 2000, our current shareholders who wish to subscribe for shares of common stock must submit a subscription agreement, attached as Exhibit A to this prospectus, and a check made payable to SunTrust Bank as escrow agent in the amount of the purchase price for the shares of common stock they wish to purchase. The subscription funds will be held in escrow at SunTrust Bank pending sale of a total of 350,000 shares. The number of shares of common stock initially subscribed for by each shareholder may not exceed an amount which is the same percentage of the maximum amount of shares of common stock being offered hereby, 450,000, as the percentage of outstanding common stock held by the shareholder on the date of this prospectus (0.056 shares for each 1 share of common stock owned by the current shareholders rounded to the nearest whole share). We may, in our discretion, allow shareholders to elect to have entities related to such shareholders, such as qualified retirement plans, purchase our common stock if permitted by, and subject to the terms and conditions of, such qualified retirement plans. Thereafter, we will offer that number of shares of common stock not subscribed for by current shareholders and accepted by us to members of the public who are residents of the States of Georgia, North Carolina, and Tennessee who may subscribe for blocks of whole shares of common stock consisting of at least 100 shares (unless otherwise agreed to by us).

         Persons who wish to subscribe for shares of common stock must, prior to the termination of the offering:



                  (1) Complete the appropriate portions of and sign the subscription agreement that is attached to this prospectus as Exhibit A to subscribe for at least 100 shares of common stock;

                  (2) Make full payment of the aggregate purchase price for the shares subscribed in United States currency by check, bank draft, or money order payable to "SunTrust Bank, as Escrow Agent for United Community Banks, Inc."; and

                  (3) Deliver the subscription agreement together with a check for full payment of the purchase price, to United Community Banks, Inc., Post Office Box 398, Blairsville, Georgia 30514,
                  Attention: Lois Rich.


         Subscriptions are not binding until accepted by us. We reserve the right to accept or reject subscriptions, in whole or in part, or to cancel the offering, in our sole discretion. All subscription payments received by us for the first 350,000 shares subscribed will be deposited in an interest-bearing escrow account at SunTrust Bank. If subscription funds for 350,000 shares are not received by the offering termination date, all subscription funds will be returned promptly to investors, and we will receive all interest earned on any funds held by SunTrust Bank as escrow agent. Once subscription funds for 350,000 shares have been received and placed in the escrow account, such proceeds and any interest earned thereon will be made available to us, as will the proceeds of any subsequent sales of shares.


         Certificates representing the common stock purchased in the offering will be issued by us and mailed to subscribers as soon as practicable after acceptance of subscriptions. Rejected subscription payments will be returned to subscribers by mail, as soon as possible, but in no event later than 30 days after the occurrence of such rejection.

                         Determination of Offering Price


         We determined the offering price for the common stock in light of factors such as recent sales of the common stock and our earnings for the three months ended March 31, 2000 and the year ended December 31, 1999, as well as our prospective earnings, an assessment of our management, the nature of our assets and liabilities, our future prospects and those of the banking industry in general, area and national economic conditions, interest rate environment, market prices of and demand for securities of institutions engaged in activities similar to our activities, and a comparison of prices of securities of other financial institutions to their earnings and book values.


         No assurance can be given that investors in the offering will be able to resell their shares of common stock at a price equal to or greater than the offering price set forth on the cover page of this prospectus or that such price necessarily indicates the fair market value of the common stock.

                   Market For and Price Range of Common Stock


         Since we began operations as a holding company in 1988, there has been no established market for our common stock. As of May 1, 2000, 8,442,990 shares of common stock were issued and outstanding, including 140,000 shares deemed outstanding pursuant to outstanding debentures and presently exercisable options to acquire 267,122 shares.

         We are aware of approximately 118 sales of common stock in 2000 as of May 1, aggregating approximately 22,282 shares in blocks ranging from one share to 1,000 shares at prices ranging from $38.00 per share to $50.00 per share. We are aware of approximately 551 sales of common stock in 1999, aggregating approximately 168,000 shares in blocks ranging from one share to 4,136 shares at prices ranging from $35.00 per share to $55.00 per share, and of approximately 435 sales of common stock in 1998, aggregating approximately 170,000 shares in blocks ranging from one share to 4,000 shares at prices ranging from $25.00 per share to $50.00 per share. At December 31, 1999, there were 3,530 holders of record of common stock.


         It is not expected that any active public market for the common stock will develop as a result of the completion of the offering or otherwise.

                                 Use of Proceeds

         The net proceeds from the sale of the shares of common stock offered hereby are estimated to be $17 million after the deduction of estimated offering expenses, assuming the entire amount of common stock offered for sale hereby is subscribed. We intend to use these proceeds to provide capital for our subsidiary banks and for other corporate purposes including reduction of our debt.

                                 Capitalization

         The following table sets forth our consolidated capitalization at December 31, 1999, and as adjusted at that date to give effect to the sale of 350,000 and 450,000 shares of common stock and the application of the estimated resulting net proceeds as described in "Use of Proceeds." This table should be reviewed in conjunction with our Consolidated Financial Statements and the related notes thereto appearing elsewhere in this prospectus.


                                                                                 December 31, 1999
                                                                                 Dollars in thousands

                                                                  Actual          350,000 Shares      450,000 Shares
                                                                                  As Adjusted<F1>     As Adjusted<F1>
                                                                  -------------- ------------------- -----------------
Long-Term Debt                                                         $222,255            $222,255          $222,255

Convertible Subordinated Debentures                                       3,500               3,500             3,500

Guaranteed preferred beneficial interests in Company's junior            21,000              21,000            21,000
subordinated debentures (Trust Preferred Securities)

Stockholders' Equity:
   Preferred Stock, $1.00 par value; 10,000,000 shares                        -                   -                 -
   authorized, no shares issued and outstanding

   Common stock, $1.00 par value; 10,000,000 shares                       8,034               8,384             8,484
   authorized, 8,034,268 shares issued and outstanding,
   8,384,268 and 8,484,268 shares issued and outstanding, as
   adjusted for the 350,000 and 450,000 shares offered hereby

  Capital surplus                                                        30,310              43,140            46,840

  Retained earnings                                                      66,606              66,606            66,606

Accumulated other comprehensive income (loss)                           (8,680)             (8,680)           (8,680)

                                                                  -------------- ------------------- -----------------
Total stockholders' equity                                               96,270             109,450           113,250
                                                                  -------------- ------------------- -----------------

Total capitalization                                                   $343,025            $356,205          $360,005
                                                                  ============== =================== =================

-------------------------

<F1>Gives effect to the application of the net proceeds of the offering.


                                    Dividends


         We paid cash dividends of $0.20 per share of common stock to shareholders of record in 1999 and $0.15 per share of common stock to shareholders of record in 1998. On April 1, 2000, we paid a dividend of $0.075 per share. We presently intend to continue paying cash dividends on a quarterly basis on our common stock.


         The amount and frequency of dividends will be determined by our Board of Directors in light of our earnings, capital requirements, and financial condition, and no assurance can be given that dividends on our common stock will be declared in the future. Further, our ability to pay cash dividends on the common stock will be dependent on cash dividends paid to us by our bank subsidiaries. The ability of our bank subsidiaries to pay dividends to us is restricted by applicable regulatory requirements.

                                   Business

General

         We were incorporated under the laws of Georgia in 1987 and commenced operations in 1988 by acquiring 100% of the outstanding shares of Union County Bank, now known as United Community Bank. We are a bank holding company registered under the Bank Holding Company Act of 1956. All of our activities are currently conducted by our wholly-owned subsidiaries:

         o        United   Community  Bank,   organized  as  a  Georgia  banking
                  corporation in 1950;

         o        Carolina Community Bank, Murphy,  North Carolina,  acquired in
                  1990;

         o Peoples Bank of Fannin County, Blue Ridge, Georgia, acquired in 1992;

         o        Towns County Bank, Hiawassee, Georgia, acquired in 1992;

         o        White County Bank, Cleveland, Georgia, acquired in 1995;

         o        First Clayton Bank and Trust,  Clayton,  Georgia,  acquired in
                  1997;

         o        Bank of Adairsville,  Adairsville,  Georgia, acquired in 1999;
                  and

         o        1st Floyd Bank, Rome, Georgia, acquired in 1999.

         Our banks are community-oriented and offer a full range of retail and corporate banking services, including checking, savings, and time deposit accounts, secured and unsecured loans, wire transfers, trust services, and rental of safe deposit boxes. As of December 31, 1999, our banks operated a total of 34 locations. To emphasize the commitment to community banking, both United Community Bank and Peoples Bank of Fannin County operate offices under trade names that are closely identified with the communities in which they are located. United Community Bank operates two offices in Union County under the trade name "Union County Bank," two offices in Lumpkin County, Georgia, under the trade name "United Community Bank of Lumpkin County," two offices in Habersham County, Georgia, under the trade name "First Bank of Habersham," and one office in Hall County, Georgia, under the trade name "United Community Bank of Hall County." Peoples Bank of Fannin County operates one office in Gilmer
County, Georgia, under the trade name of "United Community Bank of Gilmer County." The operation of bank offices under trade names is permissible under current state and federal banking regulations and requires certain customer disclosures, which both United Community Bank and Peoples Bank of Fannin County provide.

         The Mortgage People Company, a division of United Community Bank, is a full-service retail mortgage lending operation approved as a seller/servicer for Federal National Mortgage Association and Federal Home Mortgage Corporation. The Mortgage People Company was organized to provide fixed and adjustable-rate mortgages. During 1999, it originated $129 million of residential mortgage loans for the purchase of homes and to refinance existing mortgage debt, substantially all of which were sold along with the servicing rights into the secondary market with no recourse.

         We operate two consumer finance companies - United Family Finance Co., which operates two offices in Georgia, and United Family Finance Co. of North Carolina, which operates two offices in North Carolina. In addition, we own an insurance agency, United Agencies, Inc.

Recent Developments

         Pending Acquisitions. On March 3, 2000, we entered into an agreement to
         -------------------
acquire North Point Bancshares, Inc. of Dawsonville, Georgia, for 958,211 shares of our common stock in a transaction that will be accounted for as a pooling of interests. As of December 31, 1999, North Point had total consolidated assets of $106.5 million, total liabilities of $97.3 million, and total shareholders' equity of approximately $9.2 million. The assets included $29.1 million of investment securities and $61.0 million of loans, net of allowance for loan losses. Total liabilities included $96.6 million of deposits, of which $17.7 million were non-interest bearing demand deposits and $78.9 million were interest bearing deposits.

         On March 3, 2000, we entered into an agreement to acquire Independent Bancshares, Inc. of Powder Springs, Georgia, for 870,598 shares of our common stock in a transaction that will be accounted for as a pooling of interests. As of December 31, 1999, Independent had $145.1 million of total assets, $132.1 million of total liabilities, and $13.1million of total shareholders' equity. The assets included $26.1 million of investment securities and $100.5 million of loans, net of allowance for loan losses. Total liabilities included $123.4 million of deposits, of which $16.6 million were non-interest bearing demand deposits and $106.8 million were interest bearing deposits.

      At our shareholders' meeting to be held in the second quarter of 2000, our shareholders will be asked to approve an increase in our authorized common stock from 10,000,000 shares to 50,000,000 shares to provide sufficient shares to issue in the North Point and Independent acquisitions. The closings of those acquisitions are conditioned upon our shareholders' approval of the increase in common stock. There are sufficient shares currently available to issue to subscribers in this offering.

Services

         Our banks are community-oriented, with an emphasis on retail banking, and offer such customary banking services as customer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, MasterCard and VISA accounts, money transfers, and trust services. Our banks finance commercial and consumer transactions, make secured and unsecured loans, including residential mortgage loans, and provide a variety of other banking services.

         The Mortgage People Company, a division of United Community Bank, is a full-service mortgage lending operation approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Mortgage Corporation and offers fixed and adjustable-rate mortgages.

         United Family Finance Company, is a traditional consumer finance company. United Family Finance, formerly known as Mountain Mortgage and Loan Company, is based in Hiawassee, Georgia, and also has been granted a license to conduct business in Blue Ridge, Georgia. United Family Finance Co. of North Carolina operates two offices in Murphy and Franklin, North Carolina.

Markets

         We conduct banking activities primarily through United Community Bank in Union, Lumpkin, and Habersham Counties; through Peoples Bank in Fannin County, Georgia and Polk County, Tennessee; through Towns County Bank in Towns County, Georgia; through Carolina Community Bank in Cherokee, Macon, Haywood, Graham, and Clay Counties, North Carolina; through White County Bank in White County, Georgia; through First Clayton Bank and Trust in Clayton County, Georgia; through Bank of Adairsville in Adairsville, Georgia; and through 1st Floyd Bank in Floyd County, Georgia. Mortgage People Company makes mortgage loans inside the banks' market areas. Customers of our subsidiary banks are primarily consumers and small businesses.

Deposits

         Our banks offer a full range of depository accounts and services to both consumers and businesses. At December 31, 1999, our deposit base, totaling
approximately   $1.6 billion,   consisted  of  approximately  $192  million  in
non-interest-bearing demand deposits (12% of total deposits), approximately $329 million in interest-bearing demand and money market deposits (20% of total deposits), approximately $74 million in savings deposits (4% of total deposits), approximately $743 million in time deposits in amounts less than $100,000 (45% of total deposits), and approximately $312 million in time deposits of $100,000 or more (19% of total deposits). Certificates of deposit in excess of $100,000 may be more volatile than other deposits because those deposits, to the extent that they exceed $100,000, are not insured by the FDIC. Our management is of the opinion that its time deposits of $100,000 or more are customer-relationship oriented and represent a reasonably stable source of funds. Time deposits of less than $100,000 include approximately $70 million of "brokered" deposits, which have an average maturity of less than one year.

Loans

         Our banks make both secured and unsecured loans to individuals and businesses. Secured loans include first and second real estate mortgage loans. The banks also make direct installment loans to consumers on both a secured and unsecured basis. At December 31, 1999, the break out of loans by collateral type is:

(dollar amounts in thousands)                                    Percent of
                                                     Amount     Total Loans
Secured by real estate:
     Residential first liens                     $  506,729        36.1%
     Residential second liens                        27,177         1.9%
     Home equity lines of credit                     53,191         3.8%
     Construction and land development              161,774        11.6%
     Non-farm, non-residential                      355,269        25.4%
     Farmland                                        16,173         1.2%
     Multi-family residential                        10,846         0.8%
                                                 ----------     -------
                  Total real estate               1,131,159        80.8%

Other Loans:
     Commercial and industrial                      105,221         7.5%
     Agricultural production                          9,923         0.7%
     States and municipalities                       10,101         0.7%
     Consumer installment loans                     136,983         9.8%
     Credit cards and other revolving credit          6,973         0.5%
                                                 ----------     -------
                  Total other loans                 269,201        19.2%
                                                 ----------     -------
                  Total loans                    $1,400,360       100.0%
                                                 ==========     =======

         Specific risk elements associated with each of the banks' lending categories are as follows:

Commercial, financial, and              Industry  concentrations,  inability  to
agricultural                            monitor  the   condition  of  collateral
                                        (inventory,   accounts  receivable,  and
                                        vehicles), lack of borrower management expertise, increased competition, and specialized or obsolete equipment as collateral


Real  estate  -  construction           Inadequate   collateral   and  long-term
                                        financing agreements

Real estate - mortgage                  Changes in local economy and rate limits
                                        on variable rate loans

Installment loans                       to   individuals   Loss  of   borrower's
                                        employment, changes in local economy, and the inability to monitor collateral
                                        (vehicles, boats, and mobile homes)

Competition


         The market for banking and bank-related services is highly competitive. Our banks actively compete in their respective market areas, which collectively cover portions of north Georgia and western North Carolina, with other providers of deposit and credit services. These competitors include other commercial banks, thrift institutions, credit unions, mortgage companies, and brokerage firms. The following table displays each of our banks and the respective percentage of total deposits in each county where each bank has operations. The darker shaded counties, Paulding, Cobb, Dawson, and Forsyth, represent the markets of our pending acquisitions of North Point and Independent. The table also indicates the ranking by deposit size in each of the local markets. All information in the table was obtained from the Federal Deposit Insurance Corporation Summary of Deposits as of June 30, 1999.



UNITED COMMUNITY BANKS

[The graphic on this page is a map that sets forth the market areas where each of United's subsidiary banks are located.]

United Community Banks, Inc.
Share of Local Market (County)
Banks and Savings Institutions


                                    Market      Rank in
                                     Share      Market
United Community
   Habersham                           15%         4
   Lumpkin                             24%         2
   Union                               83%         1

Carolina
   Cherokee                            45%         1
   Clay                                64%         1
   Graham                              40%         1
   Haywood                              7%         6
   Henderson                            2%        13
   Jackson                             13%         3
   Macon                                7%         6
   Swain                               21%         2
   Transylvania                         6%         5

Fannin
   Fannin                              59%         1
   Gilmer                              17%         3

White
   White                               50%         1

Towns
   Towns                               36%         2

First Clayton
   Rabun                               29%         3

Adairsville
   Bartow                               7%         7

Floyd
   Floyd                                8%         6

Independent*
   Cobb                                 2%        11
   Paulding                             2%         5

North Point*
   Dawson                              47%         1

*  Pending acquisitions.

                                   Management

Executive Officers

         Our executive officers are elected by the Board of Directors annually in January and hold office until the following January unless they sooner resign or are removed from office by the Board of Directors.

         Our executive officers, and their ages, positions, and terms of office as of February 1, 2000, are as follows:


Name (age)                 Position with us                  Position with our subsidiary banks          Officer since
----------                 ----------------                  ----------------------------------          -------------
Jimmy C. Tallent           President, Chief Executive          Chairman of the Board of Union County         1988
(47)                       Officer and Director                Bank, Towns County Bank and White
                                                               County Bank; Director of Carolina
                                                               Community Bank, Peoples Bank, First
                                                               Clayton Bank and Trust, Bank of
                                                               Adairsville, 1st Floyd Bank and United
                                                               Family Finance

Thomas C. Gilliland        Executive Vice President and        President, Chief Executive Officer and        1992
(51)                       Director                            Vice Chairman of the Board of Peoples
                                                               Bank; Executive Vice President and
                                                               Director of United

Billy M. Decker            Senior Vice President, Director     Senior Vice President, Director and           1988
(56)                       and Secretary                       Secretary of United Community Bank;
                                                               Director of Carolina Community Bank

Guy Freeman                Senior Vice President               President, Chief Executive Officer and        1995
(64)                                                           Director of Carolina Community Bank

Christopher J. Bledsoe     Senior Vice President and Chief     Director of United Family Finance             1993
(36)                       Financial Officer

Roger L. Bishop            Senior Vice President and           None                                          1998
(50)                       Chief Operations and
                           Information  Officer  (prior
                           to joining us, he served
                           as  Senior  Vice  President
                           to  Brintech,   Inc.,  a
                           consulting  firm in New Smyrna
                           Beach,  Florida,  from
                           April  of 1996 to  August  of
                           1998  and was a  Senior
                           Consultant for Alex Sheshunoff
                           Management  Services,
                           Inc., a consulting firm of Austin,
                           Texas, from March
                           of 1994 to April of 1996)


                                       15

James G. Campbell          Senior Vice President (prior to     None                                          1999
(43)                       joining us in 1999, he served
                           as Regional Community Bank
                           President of Firstar Bank, NA
                           in Bowling Green, Kentucky,
                           successor by merger in 1998 to
                           Trans Financial, Inc.  Prior to
                           the merger, he served as
                           Executive Vice President of
                           Trans Financial, from 1995 to
                           1998)

Patrick J. Rusnak           Vice President and Controller      None                                          1998
(36)                       (prior to joining United, he
                           was Senior Assistant Controller
                           of Trans Financial, Inc., a
                           bank holding company in Bowling
                           Green, Kentucky, from 1994 to
                           1998)

     None of the above officers is related to another, and there are no arrangements or understandings between them and any other person pursuant to which any of them was elected as an officer.

                             Principal Shareholders


         The following table lists information concerning the beneficial ownership of our common stock at May 1, 2000, by (i) each person known to us to beneficially own more than 5% of the common stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


Shareholder                                      Number of Shares Owned                Percent of Class
                                                      Beneficially

Jimmy C. Tallent                                        166,036<F1>                          1.97%
Billy M. Decker                                         138,122<F2>                          1.64%
Thomas C. Gilliland                                     183,931<F3>                          2.18%
Robert H. Blalock                                        41,260<F4>                          0.49%
Robert L. Head, Jr.                                     672,743<F5>                          7.97%
Charles E. Hill                                         156,332<F6>                          1.85%
Hoyt O. Holloway                                         48,085<F7>                          0.57%

                                       16


Deral P. Horne                                           25,000<F8>                          0.30%
John R. Martin                                           57,633                              0.68%
Clarence W. Mason, Sr.                                   30,382<F9>                          0.36%
Zell B. Miller                                            1,000                              0.01%
W.C. Nelson, Jr.                                        672,622<F10>                         7.97%
Charles E. Parks                                        102,259<F11>                         1.21%
Tim Wallis                                               53,829                              0.64%
Christopher J. Bledsoe                                   22,633<F12>                         0.28%
Guy W. Freeman                                           41,018<F13>                         0.49%
All Directors and Executive Officers as a             2,418,635<F14>                        28.65%
Group (19 persons)
-------------------------


<F1>     Includes 10,000 shares  beneficially  owned by Mr. Tallent  pursuant to debentures and 37,000 shares beneficially owned pursuant to stock options exercisable within 60 days of May 1, 2000.

<F2>     Includes  10,000 shares  beneficially  owned by Mr. Decker  pursuant to debentures and 13,600 shares beneficially owned pursuant to stock options exercisable within 60 days of May 1, 2000. Does not include 9,613 shares owned by Mr. Decker's wife, for which he disclaims beneficial ownership.

<F3>     Includes 6,270 shares  beneficially owned by Mr. Gilliland as custodian for his children, 10,000 shares beneficially owned pursuant to debentures and 23,000 shares beneficially owned pursuant to stock options exercisable within 60 days of May 1, 2000.

<F4>     Includes 80 shares  owned by Mr.  Blalock's  minor  children and 30,993 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock.

<F5>     Includes  96,555  shares  beneficially  owned by a trust over which Mr.
         Head has voting power and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 18,465 shares owned by Mr. Head's wife, for which he disclaims beneficial ownership. Mr. Head's address is Post Office Box 147, Blairsville, Georgia 30514.

<F6>     Includes  10,000  shares  beneficially  owned by Mr.  Hill  pursuant to debentures. Does not include 77,455 shares owned by Mr. Hill's wife, for which he disclaims beneficial ownership.

<F7>     Includes  10,000 shares  beneficially  owned pursuant to debentures and
         35,565 beneficially owned by Holloway Motors, Inc., a company owned by Mr. Holloway. Does not include 485 shares owned by Mr. Holloway's wife, for which he disclaims beneficial ownership.

<F8>     Includes  10,000  shares  beneficially  owned by Mr. Horne  pursuant to debentures. Does not include 1,920 shares owned by Mr. Horne's wife, for which he disclaims beneficial interest.

<F9>     Includes  10,000  shares  beneficially  owned by Mr. Mason  pursuant to debentures. Does not include 16,958 shares owned by Mr. Mason's wife, for which he disclaims beneficial ownership.

<F10>    Includes  11,250  shares  beneficially  owned by a trust over which Mr.
         Nelson has voting power and 10,000 shares owned pursuant to debentures. Does not include 15,005 shares owned by Mr. Nelson's wife, for which he disclaims beneficial ownership. Mr. Nelson's address is Post Office Box 127, Blairsville, Georgia 30514.

<F11>    Includes  10,000  shares  beneficially  owned by Mr. Parks  pursuant to debentures.

<F12>    Includes 6,000 shares  beneficially  owned by Mr.  Bledsoe  pursuant to debentures and 10,500 shares beneficially owned pursuant to stock options exercisable within 60 days of May 1, 2000.


                                       17

<F13>    Includes 6,000 shares  beneficially  owned by Mr.  Freeman  pursuant to debentures and 21,500 shares beneficially owned pursuant to stock options exercisable within 60 days of May 1, 2000.

<F14>    Includes  110,600 shares  beneficially  owned pursuant to stock options exercisable within 60 days of May 1, 2000, and 112,000 shares beneficially owned pursuant to debentures.


                            Description of Securities

         The following is a summary of certain provisions of the common stock, preferred stock, debentures, and trust preferred securities.

General


         Our authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of May 1, 2000, 8,442,990 shares of our common stock, including 140,000 shares deemed outstanding pursuant to outstanding debentures and presently exercisable options to acquire 267,122 shares of our common stock, were issued and outstanding and no shares of preferred stock were issued and outstanding.


Preferred Stock

         We are authorized to issue 10,000,000 shares of preferred stock, issuable in such series and bearing such voting, dividend, conversion, liquidation, and other rights and preferences as the Board of Directors may determine. The preferred stock can be issued for any lawful corporate purpose without further action by the shareholders. The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of the other shareholders. Shares of preferred stock could be issued with such rights, privileges, and preferences as would deter a further tender or exchange offer or to discourage the acquisition of control of us. The Board of Directors presently has no plans to issue any preferred stock.

Common Stock

         All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights in the election of directors. All shares of common stock are entitled to share equally in such dividends as our Board of Directors may declare on our common stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of our Board of Directors. Our common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution, in cash or in kind. The shares of common stock do not have preemptive rights to subscribe to additional shares of common stock.

         The outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, duly authorized, validly issued, fully paid, and nonassessable.

Debentures

         Debentures in the principal amount of $3,500,000 which are due on December 31, 2006, are outstanding as of the date hereof. The debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year commencing on April 1, 1997, to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on the debentures is payable, at the option of our Board of Directors, in cash or in an additional debenture with the same terms as the debentures.

         The debentures may be redeemed, in whole or in part from time to time on or after January 1, 1998, at our option upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption.

         The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert such debenture at the principal amount thereof into shares of our common stock at the conversion price of $25 per share, subject to adjustment for stock splits and stock dividends.

         The debentures are unsecured obligations and are subordinate in right of payment to all of our obligations to our other creditors, except obligations ranking on a parity with or junior to such debentures. The debentures were not issued pursuant to an indenture nor is there a trustee to act on behalf of debenture holders.

Trust Preferred Securities.

         In July 1998, we created a Delaware statutory business trust, which issued $21 million of guaranteed preferred beneficial interests to institutional investors. These securities represent guaranteed preferred beneficial interests in $21.7 million principal amount of junior subordinated deferrable interest debentures issued by us to the business trust. Holders of the securities are entitled to receive preferential cumulative cash distributions accumulating from the date of their original issuance and payable semi-annually. The distribution rate, distribution payment dates, and other payment dates for the securities correspond to the interest rate, interest payment dates, and other payment dates for the debentures. For regulatory purposes, the securities are treated as Tier I capital. The debentures are the sole assets of the business trust and bear interest at 8.125% with a maturity date of July 15, 2028. We may redeem the debentures, and the business trust may redeem the securities, in whole or in part, on or after July 15, 2008. If the debentures and the securities are redeemed in part or in whole prior to January 1, 2008, the redemption price will include a premium ranging from 4.06% in 2008 to 0.41% in 2017.

Transfer Agent and Registrar


         The Transfer Agent and Registrar for our common stock and debentures is SunTrust Bank, 58 Edgewood Avenue, Room 200, Atlanta, Georgia 30303.


                         Shares Eligible For Future Sale


         Upon completion of the offering, there will be between 8,792,990 and 8,892,990 shares of common stock outstanding (including 267,122 shares issuable pursuant to presently exercisable options and 140,000 shares issuable upon conversion of outstanding debentures). All of the shares offered hereby will be freely transferable, without restriction, under the Securities Act of 1933, unless acquired by one of our affiliates (as that term is defined under the Securities Act). Sales of substantial amounts of shares in the limited trading market following the offering could adversely affect the market price of the common stock. Since such stock is not listed on a stock exchange or quoted in the over-the-counter market, no shares can be sold under Rule 144 promulgated under the Securities Act.

                   Pro Forma Consolidated Financial Statements
                                   (Unaudited)

         The following unaudited pro forma consolidated financial statements have been prepared from the historical results of operations of United and to give effect to the pending acquisition of North Point Bancshares, Inc. and Independent Bancshares, Inc. using the pooling of interests method of accounting. These statements should be read in conjunction with our historical consolidated financial statements, including the notes thereto. The pro forma combined results are not necessarily indicative of the combined results of future operations.

United Community Banks, Inc. Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
December 31, 1999
(dollar amounts in thousands)


                                                                        Pending Mergers
                                                                  --------------------------
                                                                  Historical    Historical                     Pro Forma
                                                    As Reported   North Point  Independent   Adjustments     Consolidated
                                                  -------------- ------------ ------------- ------------     ------------
ASSETS
Cash and due from banks                           $    89,231         7,250         4,639                         101,120
Federal funds sold                                     23,380         4,180         5,000                          32,560
                                                  -----------      --------      --------      ----------      ----------
     Cash and cash equivalents                        112,611        11,430         9,639            --           133,680

Securities held to maturity (estimated fair              --           3,762         7,226                          10,988
   values of $3,784 and $6,169)
Securities available for sale                         534,503        25,372        18,834                         578,709
Mortgage loans held for sale                            6,326          --            --                             6,326
Loans, net of unearned income                       1,400,360        62,212       101,576                       1,564,148
   Less: Allowance for loan losses                    (17,722)       (1,196)       (1,125)                        (20,043)
                                                  -----------      --------      --------      ----------      ----------
             Loans, net                             1,382,638        61,016       100,451            --         1,544,105

Premises and equipment, net                            47,365         2,746         5,543            --            55,654
Other assets                                           47,997         2,152         3,409                          53,558
                                                  -----------      --------      --------      ----------      ----------
         Total assets                             $ 2,131,440       106,478       145,102                       2,383,020
                                                  ===========      ========      ========      ==========      ==========

LIABILITIES AND STOCKHOLDERS EQUITY

Deposits:
     Demand                                       $   192,006        17,738        16,614                         226,358
     Interest bearing demand                          328,815        26,991        38,333                         394,139
    Savings                                            73,953         5,350         5,169                          84,472
     Time                                           1,054,618        46,486        63,306                       1,164,410
                                                  -----------      --------      --------      ----------      ----------
         Total deposits                             1,649,392        96,565       123,422            --         1,869,379

Accrued expenses and other liabilities                 24,378           344         1,351                          26,073
Federal funds purchased and repurchase                 31,812           389          --                            32,201
agreements
Federal Home Loan Bank advances                       287,572          --           6,707                         294,279
Long-term debt and other borrowings                    17,516          --            --                            17,516
Convertible subordinated debentures                     3,500          --            --                             3,500
Guaranteed preferred beneficial interests in
   company's junior subordinated debentures
   (Trust Preferred Securities)                        21,000          --            --                            21,000
                                                  -----------      --------      --------      ----------      ----------
      Total liabilities                             2,035,170        97,298       131,480            --         2,263,948

Commitments and contingent liabilities:
    Redeemable common stock held by KSOP                 --            --             577            --               577
   (44,432 shares outstanding)

Stockholders' Equity:
      Preferred stock                                    --            --            --              --              --
      Common stock                                      8,034         2,142         1,948          (4,090)          9,812
                                                                                                    1,778
      Capital surplus                                  30,310         1,985         8,614         (10,599)         43,221
                                                                                                   12,911
      Retained earnings                                66,606         5,629         2,822          75,057

     Accumulated other comprehensive income (loss)     (8,680)         (576)         (339)           --            (9,595)
                                                  -----------      --------      --------      ----------      ----------
       Total stockholders' equity                      96,270         9,180        13,045            --           118,495

                                                  -----------      --------      --------      ----------      ----------
   Total liabilities and stockholders' equity     $ 2,131,440       106,478       145,102            --         2,383,020
                                                  ===========      ========      ========      ==========      ==========

Outstanding common shares                               8,034                                                       9,812
Book value per common share                       $     11.98                                                       12.08


United Community Banks, Inc. And Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 1999
(dollar amounts in thousands)

                                                            Pending Mergers
                                          United       ------------------------
                                             As         Historical    Historical                    Pro Forma
                                          Reported     North Point   Independent    Adjustments   Consolidated
                                          --------     -----------   -----------    -----------   ------------

Interest income                           $149,740         8,156        11,096                      168,992
Interest expense                            81,766         3,629         4,805                       90,200
                                          --------        ------        ------        -------        ------
   Net interest income                      67,974         4,527         6,291           --          78,792
Provision for loan losses                    5,104           620           242                        5,966
                                          --------        ------        ------        -------        ------
   Net interest income after                62,870         3,907         6,049           --          72,826
provision
   for loan losses
Non-interest income                         10,836           625         1,103                       12,564
Non-interest expense                        54,165         3,070         4,746                       61,981
                                          --------        ------        ------        -------        ------
   Income before income taxes               19,541         1,462         2,406           --          23,409
                                          --------        ------        ------        -------        ------
Income taxes                                 5,893           453           785                        7,131
                                          --------        ------        ------        -------        ------
   Net income                             $ 13,648         1,009         1,621           --          16,278
                                          ========        ======        ======        =======        ======

Basic earnings per share                  $   1.70                                                     1.66
Diluted earnings per share                $   1.66                                                     1.63

Basic average shares outstanding             8,020                                                    9,796
Diluted average shares outstanding           8,316                                                   10,110

United Community Banks, Inc. And Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 1998
(dollar amounts in thousands)


                                                            Pending Mergers
                                          United       ------------------------
                                             As         Historical    Historical                    Pro Forma
                                          Reported     North Point   Independent    Adjustments   Consolidated
                                          --------     -----------   -----------    -----------   ------------
Interest income                           $116,214         7,693        9,978                      133,885
Interest expense                            60,004         3,003        4,623                       67,630
                                          --------        ------        -----        -------        ------
   Net interest income                      56,210         4,690        5,355           --          66,255
Provision for loan losses                    2,612           200          202                        3,014
                                          --------        ------        -----        -------        ------
   Net interest income after                53,598         4,490        5,153           --          63,241
provision
   for loan losses
Non-interest income                          9,129           653          938                       10,720
Non-interest expense                        43,964         2,692        4,442                       51,098
                                          --------        ------        -----        -------        ------
   Income before income taxes               18,763         2,451        1,649           --          22,863
                                          --------        ------        -----        -------        ------
Income taxes                                 5,990           814          549                        7,353
                                          --------        ------        -----        -------        ------
   Net income                             $ 12,773         1,637        1,100           --          15,510
                                          ========        ======        =====        =======        ======

Basic earnings per share                  $   1.60                                                    1.59
Diluted earnings per share                $   1.57                                                    1.56

Basic average shares outstanding             7,973                                                   9,751
Diluted average shares outstanding           8,246                                                  10,043

United Community Banks, Inc. And Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 1997
(dollar amounts in thousands)


                                                           Pending Mergers
                                          United      ------------------------
                                             As        Historical    Historical                    Pro Forma
                                          Reported    North Point   Independent    Adjustments   Consolidated
                                          --------    -----------   -----------    -----------   ------------
Interest income                           $94,188        6,843        8,332                           109,363
Interest expense                           48,470        2,802        4,049                            55,321
                                          -------        -----        -----           -------          ------
   Net interest income                     45,718        4,041        4,283              --            54,042
Provision for loan losses                   2,814          175          262                             3,251
                                          -------        -----        -----           -------          ------
   Net interest income after               42,904        3,866        4,021             --             50,791
provision
   for loan losses
Non-interest income                         7,200          626          671                             8,497
Non-interest expense                       34,063        2,490        3,542                            40,095
                                          -------        -----        -----           -------          ------
   Income before income taxes              16,041        2,002        1,150             --             19,193
                                          -------        -----        -----           -------          ------
Income taxes                                4,987          662          346                             5,995
                                          -------        -----        -----           -------          ------
   Net income                             $11,054        1,340          804             --             13,198
                                          =======        =====        =====           =======          ======

Basic earnings per share                  $  1.42                                                        1.41
Diluted earnings per share                $  1.40                                                        1.40

Basic average shares outstanding            7,810                                                       9,335
Diluted average shares outstanding          8,031                                                       9,564

                                  Legal Matters

         The legality of the shares of common stock offered by this prospectus will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia.


                                     Experts

         Our consolidated audited financial statements, incorporated into the registration statement of which this prospectus forms a part, have been incorporated in reliance upon the reports of Porter Keadle Moore, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                       Where You Can Find More Information

         This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC covering the shares of common stock that we are offering. This prospectus does not contain all of the information presented in the registration statement, and you should refer to that registration statement with its exhibits for further information. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail. You may read and copy the registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also inspect our registration statement on the Internet at the SEC's web site, http://www.sec.gov.

         We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements, and other information with the SEC. Such periodic reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's web site at http://www.sec.gov.


=================================================================      ===========================================================

No dealer, sales person, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not

constitute an offer to sell or the solicitation of any offer to                    A MINIMUM OF 350,000 AND A MAXIMUM OF
buy any security other than the securities to which it relates                         450,000 SHARES OF COMMON STOCK
or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or
solicitation is unlawful.  Neither the delivery of this
prospectus nor any sale made hereunder shall, under any
circumstances, create any implication that there has been no change in the affairs of United since the date hereof or that the information contained herein is correct as of any time
subsequent to its date.
                                                                                         UNITED COMMUNITY BANKS, INC.




                        ---------------


                                                                                                --------------

                                                                                                  PROSPECTUS
                                                                                                --------------


                       TABLE OF CONTENTS

                                                          Page

Prospectus Summary ...................................    1
Risk Factors..........................................    4
Forward-Looking Statements............................    5
The Offering..........................................    6
Determination of Offering Price.......................    7
Market For and Price Range of Common Stock............    8
Use of Proceeds.......................................    8
Capitalization........................................    8
Dividends.............................................    9                                       May 8, 2000
Business..............................................   10
Management............................................   15
Principal Shareholders................................   16
Description of Securities.............................   18
Shares Eligible for Future Sale.......................   19
Pro Forma Consolidated Financial Statements...........   20
Legal Matters.........................................   25
Experts...............................................   25
Where You Can Find More Information...................   25

Index to Financial Statements.........................  F-1


=================================================================      ============================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The following sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission:


         Securities and Exchange Commission Registration Fee.................................$     4,514.40
         Broker/Dealer Fee ..................................................................     40,000.00
         Blue Sky Fees* .....................................................................      8,000.00
         Printing, Engraving, and Mailing Expenses*..........................................      9,250.00
         Legal Fees and Expenses*............................................................     35,000.00
         Accounting and Consulting Fees and Expenses*........................................     18,500.00
         Escrow Fees.........................................................................      6,000.00
                                                                                             --------------

               Total.........................................................................$   121,264.40

----------------------------------
* Estimate

Item 15. Indemnification of Directors and Officers

         Our Bylaws require us to indemnify and hold harmless our directors, officers, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a corporate director, officer, employee or agent (I) in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable on the basis that personal benefit was improperly received by him. As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of United, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

         Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.                Exhibit


1.1* Broker-Dealer Agreement between Wachovia Securities, Inc. and United Community Bank, Inc. dated March 31, 2000.

1.2*                       Escrow Agreement between United Community Banks, Inc.
                           and SunTrust Bank, N.A., dated March 31, 2000.


2.1* Agreement and Plan of Reorganization dated March 3, 2000, between United Community Banks, Inc. and Independent Bancshares, Inc.

2.2* Agreement and Plan of Reorganization dated March 3, 2000, between United Community Banks, Inc. and North Point Bancshares, Inc.


4.1(a) Junior Subordinated Indenture of United with The Chase Manhattan Bank, as Trustee, relating to the Junior Subordinated Debentures (included as Exhibit
                           4.1 to our Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998 (the "1998 S-4") and incorporated herein by reference).

4.1(b) Form of Certificate of Junior Subordinated Debenture (included as Exhibit 4.2 to the 1998 S-4 previously filed with the Commission and incorporated herein by reference).

4.1(c) Certificate of Trust of United Community Capital Trust (included as Exhibit 4.3 to the 1998 S-4 previously filed with the Commission and incorporated herein by reference).

4.1(d) Amended and Restated Trust Agreement for United Community Capital Trust (included as Exhibit 4.4 to the 1998 S-4 previously filed with the Commission and incorporated herein by reference).

4.1(e)

                           Form of New Capital Security Certificate for United Community Capital Trust (included as Exhibit 4.5 to the 1998 S-4 previously filed with the Commission and incorporated herein by reference).

4.1(f) Guarantee of United relating to the Capital Securities (included as Exhibit 4.6 to the 1998 S-4 previously filed with the Commission and incorporated herein by reference).

4.1(g)                     Registration  Rights  Agreement  (included as Exhibit
                           4.7 to the 1998 S-4 previously filed with the Commission and incorporated herein by reference).

4.1(h) Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (included as Exhibit 4.2 to our Registration Statement on Form S-1, File No. 33-93278, filed with the Commission on June 8, 1995, and incorporated herein by reference).

4.1(i) Form of Subscription Agreement (included as Exhibit A to our Form S-1, File No. 333-20887, filed with the Commission on January 31, 1997, and incorporated by reference).

4.2(a) See Exhibits 3.1 and 3.2 for provisions of Articles of Incorporation and By-Laws, as amended, which define the rights of Shareholders.

5*                         Opinion of Kilpatrick Stockton LLP.

12.1 Computation of ratio of earnings to fixed charges (included as Exhibit 12.1 to the 1998 S-4 previously filed with the Commission and incorporated herein by reference).


23.1*                      Consent of Porter Keadle Moore, LLP

23.2*                      Consent  of  Kilpatrick  Stockton  LLP  (included  in
                           Exhibit 5).


24.1 Power of Attorney of certain officers and directors of United (included on Signature Page)

27.1                       Financial Data Schedule.


================
* Filed herewith.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, United has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on the 4th day of May, 2000.


                          UNITED COMMUNITY BANKS, INC.



                          By: /s/ Jimmy C. Tallent
                             Jimmy C. Tallent
                             Title:  President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of United in the capacities set forth and on the 4th day of May, 2000.



/s/ Jimmy C. Tallent                         President, Chief Executive Officer,
Jimmy C. Tallent                             and Director
                                            (Principal Executive Officer)


        *                                   Senior Vice President and Chief
----------------------                      Financial Officer
Christopher J. Bledsoe                      (Principal Financial Officer)


                                            Vice President and Controller
        *
---------------------
Patrick J. Rusnak                           (Principal Accounting Officer)


/s/ Robert L. Head, Jr.                     Chairman of the Board
Robert L. Head, Jr.


         *                                  Director
---------------------
Billy M. Decker


         *                                  Director
---------------------
Thomas C. Gilliland

         *                                                    Director
----------------------
Charles Hill


         *                                                    Director
----------------------
Hoyt O. Holloway


         *                                                    Director
----------------------
P. Deral Horne


         *                                                    Director
----------------------
John R. Martin


         *                                                   Director
----------------------
Clarence William Mason, Sr.



         *                                                   Director
----------------------
Zell B. Miller


          *                                                   Director
----------------------
W. C. Nelson, Jr.


          *                                                   Director
-----------------------
Charles E. Parks


          *                                                   Director
-----------------------
Tim Wallis

* By:  /s/ Jimmy C. Tallent                       *By Robert L. Head, Jr.
Jimmy C. Tallent, as attorney-in-fact             Robert L. Head, Jr., as
                                                  attorney-in-fact

-                                  EXHIBIT INDEX


Exhibit
No.                                 Description of Exhibit

1.1 Broker-Dealer Agreement between Wachovia Securities, Inc. and United Community Bank, Inc. dated March 31, 2000.

1.2                        Escrow Agreement between United Community Banks, Inc.
                           and SunTrust Bank, N.A., dated March 31, 2000.


2.1 Agreement and Plan of Reorganization dated March 3, 2000, between United Community Banks, Inc. and Independent Bancshares, Inc.

2.2 Agreement and Plan of Reorganization dated March 3, 2000, between United Community Banks, Inc. and North Point Bancshares, Inc.


5 and 23.2        --       Opinion and Consent of Kilpatrick Stockton LLP

23.1              --       Consent of Porter Keadle Moore, LLP

                                    EXHIBIT A

                          UNITED COMMUNITY BANKS, INC.
                                 63 Highway 515
                                  P.O. Box 398
                           Blairsville, Georgia 30514

                          SUBSCRIPTION FOR COMMON STOCK

         United Community Banks, Inc. (the "Company") is offering to sell shares of Common Stock (the "Shares") at a price of $38.00 per share.

         The undersigned hereby tenders this subscription for the purchase of the number of Shares set forth below, to United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514, Attention: Lois Rich. The undersigned has also enclosed a CHECK, BANK DRAFT OR MONEY ORDER which represents the full subscription price, payable to "SunTrust Bank as escrow agent for United Community Banks, Inc."

         The Shares purchased by the undersigned shall be registered as specified below. If Shares are to be issued in more than one name, please specify whether ownership is to be as individual owner, tenants in common, joint tenants with right of survivorship, community property, etc. If Shares are to be held in joint ownership, all joint owners should sign this subscription. If Shares are to be issued in the name of one person for the benefit of another, please indicate whether registration should be as trustee or custodian for such other person.

         The undersigned certifies, acknowledges and agrees that:

1. The undersigned has received a copy of the Company's Prospectus and has read and considered the Prospectus, and by executing this subscription agreement, the undersigned acknowledges and agrees to all the terms and conditions of the offering as described in the Prospectus and all the terms and conditions of this subscription. The subscriber by executing this subscription is not waiving any rights available under applicable federal or state securities laws.

2. A subscription is not binding until accepted by the Company. The Company reserves the right to accept or reject a subscription, in whole or in part, in its sole discretion.

3. The undersigned acknowledges that there is no public market for the Shares, nor is a public market expected to develop after this offering.

4. The undersigned represents that he/she is (i) a resident of the State of Georgia, (ii) a resident of the State of North Carolina, or (iii) a resident of the State of Tennessee.

     IN WITNESS WHEREOF, the undersigned has executed this subscription on the date set forth below and has returned the subscription, with the full subscription price for the Shares, to the Company.

================================================================================
Clearly Print Name(s) in which Shares
are to be Registered:

__________________________________________     _________________________________
                                               Social Security Number (Complete
_________________________________________      Form W-9 on reverse)


     Mailing Address:

______________________________________________        __________________________
                                                      Telephone Number
______________________________________________

(1) Pursuant to the offer of Shares to existing shareholders, please indicate:

Number of Shares Subscribed for: ___________ at $38.00 per Share for a Total Subscription Price of $______


___Check  here if  purchased  within  an IRA.  Payment  MUST be made by the IRA.
   Personal funds WILL NOT BE ACCEPTED.

___Check here if purchased within a 401k plan. Payment MUST be made by the plan.
   Personal funds WILL NOT BE ACCEPTED.

(2) If the offering is not fully subscribed for by existing shareholders based on their pre-emptive rights, please indicate how many additional shares you wish to purchase:_________________________. We will notify you of the availability pursuant to the offer of Shares to the general public.


______________________________________________________               __________
     Signature of Subscriber                                            Date

================================================================================

YOU MUST COMPLETE, SIGN AND DATE THIS FORM AND SIGN AND DATE THE FORM W-9 BELOW. The Form W-9 is used by the Internal Revenue Service to certify Social Security and Tax Identification numbers. Please note the Exchange Agent, SunTrust Bank, Atlanta, may be required to withhold 31% of any dividend or cash payment made to an individual who has not certified his Social Security number through a Form W-9.

YOU MUST COMPLETE, SIGN AND DATE THIS FORM AND SIGN AND DATE THE FORM W-9 BELOW. The Form W-9 is used by the Internal Revenue Service to certify social security and tax identification numbers. Please note that the Company may be required to withhold 31% of any dividend or cash payment made to an individual who has not certified his social security number through a Form W-9.


------------------------------------- ------------------------------------------     ---------------------------------
SUBSTITUTE
FORM W-9                              Part 1 - PLEASE  PROVIDE  YOUR TIN IN THE
Department  of the  Treasury          BOX AT RIGHT AND  CERTIFY  BY  SIGNING  AND     Social security number
Internal Revenue Service              DATING BELOW

                                                                                      OR


                                                                                     --------------------------------
                                                                                     Employer identification number

------------------------------------- ------------------------------------------ ------------------------------------

                                      Part 2 - Check the box if you are NOT subject to backup withholding under the provisions of section 3406(a)(1)(C) of the Internal Revenue Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.



                                      -----------------------------------------

Payer's Request for Taxpayer           CERTIFICATION  -- UNDER THE PENALTIES OF PERJURY I                Part 3 -
Identification  Number (TIN)           CERTIFY THAT THE INFORMATION ON THIS FORM
                                       IS TRUE, CORRECT AND COMPLETE                                    Awaiting TIN

                                                                                                                 / /
                                      ________________________________________________________
                                      SIGNATURE                                   DATE
------------------------------------- ---------------------------------------------------------------- ---------------

                                    EXHIBIT A

                          UNITED COMMUNITY BANKS, INC.
                                 63 Highway 515
                                  P.O. Box 398
                           Blairsville, Georgia 30514

                          SUBSCRIPTION FOR COMMON STOCK

         United Community Banks, Inc. (the "Company") is offering to sell shares of Common Stock (the "Shares") at a price of $38.00 per share.

         The undersigned hereby tenders this subscription for the purchase of the number of Shares set forth below, to United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514, Attention: Lois Rich. The undersigned has also enclosed a CHECK, BANK DRAFT OR MONEY ORDER which represents the full subscription price, payable to "SunTrust Bank as escrow agent for United Community Banks, Inc."

         The Shares purchased by the undersigned shall be registered as specified below. If Shares are to be issued in more than one name, please specify whether ownership is to be as individual owner, tenants in common, joint tenants with right of survivorship, community property, etc. If Shares are to be held in joint ownership, all joint owners should sign this subscription. If Shares are to be issued in the name of one person for the benefit of another, please indicate whether registration should be as trustee or custodian for such other person.

         The undersigned certifies, acknowledges and agrees that:

1. The undersigned has received a copy of the Company's Prospectus and has read and considered the Prospectus, and by executing this subscription agreement, the undersigned acknowledges and agrees to all the terms and conditions of the offering as described in the Prospectus and all the terms and conditions of this subscription. The subscriber by executing this subscription is not waiving any rights available under applicable federal or state securities laws.

2. A subscription is not binding until accepted by the Company. The Company reserves the right to accept or reject a subscription, in whole or in part, in its sole discretion.

3. The undersigned acknowledges that there is no public market for the Shares, nor is a public market expected to develop after this offering.

4. The undersigned represents that he/she is (i) a resident of the State of Georgia, (ii) a resident of the State of North Carolina, or (iii) a resident of the State of Tennessee.

     IN WITNESS WHEREOF, the undersigned has executed this subscription on the date set forth below and has returned the subscription, with the full subscription price for the Shares, to the Company.


================================================================================
     Clearly Print Name(s) in which
Shares are to be Registered:

_________________________________________      ________________________________
                                               Social Security Number (Complete
_________________________________________      Form W-9 on reverse)


     Mailing Address:

_________________________________________      ________________________________
                                               Telephone Number
_________________________________________



Number of Shares Subscribed for: ________ at $38.00 per Share for a Total Subscription Price of $________


___Check  here if  purchased  within  an IRA.  Payment  MUST be made by the IRA.
   Personal funds WILL NOT BE ACCEPTED.

___Check here if purchased within a 401k plan. Payment MUST be made by the plan.
   Personal funds WILL NOT BE ACCEPTED.




_________________________________________      ________________________________
     Signature of Subscriber                           Date

===============================================================================


YOU MUST COMPLETE, SIGN AND DATE THIS FORM AND SIGN AND DATE THE FORM W-9 BELOW. The Form W-9 is used by the Internal Revenue Service to certify Social Security and Tax Identification numbers. Please note the Exchange Agent, SunTrust Bank, Atlanta, may be required to withhold 31% of any dividend or cash payment made to an individual who has not certified his Social Security number through a Form W-9.

YOU MUST COMPLETE, SIGN AND DATE THIS FORM AND SIGN AND DATE THE FORM W-9 BELOW. The Form W-9 is used by the Internal Revenue Service to certify social security and tax identification numbers. Please note that the Company may be required to withhold 31% of any dividend or cash payment made to an individual who has not certified his social security number through a Form W-9.


------------------------------------- ------------------------------------------     ---------------------------------
SUBSTITUTE
FORM W-9                              Part 1 - PLEASE  PROVIDE  YOUR TIN IN THE
Department  of the  Treasury          BOX AT RIGHT AND  CERTIFY  BY  SIGNING  AND     Social security number
Internal Revenue Service              DATING BELOW

                                                                                      OR


                                                                                     --------------------------------
                                                                                     Employer identification number

------------------------------------- ------------------------------------------ ------------------------------------

                                      Part 2 - Check the box if you are NOT subject to backup withholding under the provisions of section 3406(a)(1)(C) of the Internal Revenue Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.



                                      -----------------------------------------

Payer's Request for Taxpayer           CERTIFICATION  -- UNDER THE PENALTIES OF PERJURY I                Part 3 -
Identification  Number (TIN)           CERTIFY THAT THE INFORMATION ON THIS FORM
                                       IS TRUE, CORRECT AND COMPLETE                                    Awaiting TIN

                                                                                                                 / /
                                      ________________________________________________________
                                      SIGNATURE                                   DATE
------------------------------------- ---------------------------------------------------------------- ---------------